Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	(212) 850-5600

Media: Andy Maas
(212) 651-7133

For Immediate Release

FTI CONSULTING, INC. TO CONSOLIDATE BRAND STRATEGY UNDER

“FTI CONSULTING™”

“One Brand” Strategy Reinforces “One Firm” Philosophy,

Expands Reach in New Markets and Maximizes Marketing Impact

West Palm Beach, FL, January 4, 2011 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, announced today that it will convert substantially all of its acquired firms to the FTI Consulting brand to support its corporate positioning and ability to provide seamless strategic services to clients throughout the world. This is expected to be completed by November of 2011.

Jack Dunn, President and Chief Executive Officer, said, “Today, FTI Consulting comprises over 3,600 employees in 26 countries united in a common purpose: to provide our clients with the critical thinking at the critical time that can make a difference in facing the challenges that affect their organizations’ enterprise value.

“We believe one brand more powerfully represents the mission of our firm and enhances the ability of our professionals to provide total solutions to our clients from across a multitude of skill sets and capabilities from around the firm and around the world. We also believe one brand strategy will enhance our brand recognition, especially in markets that are new to us and where brand is increasingly important in clients’ decision making.

“Over the last five years, we have acquired more than 25 companies, most of which had significant recognition and standing in their markets. Our one brand strategy represents the culmination of several years of thoughtful integration of these businesses.”

As a result of the one brand strategy, the Company will record a non-cash charge of approximately $25 million, or $0.36 per diluted share, in the fourth quarter of 2010 to reflect the retirement and associated write off of certain acquired firms’ trade names.

Consistent with past practice, the Company will treat this as a special charge. As a result, it will not be included in the calculation of adjusted earnings per diluted share (“Adjusted EPS”), a non-GAAP measure, and does not affect the Company’s prior 2010 guidance. In implementing the “one brand” strategy in 2011, the Company expects to incur incremental marketing expenses which are not expected to be material to the Company’s overall results.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,600 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measure

Note: We define adjusted earnings per diluted share (Adjusted EPS) as earnings per diluted share excluding the per share impact of the special charges and debt extinguishment costs that were incurred in that period. Although Adjusted EPS is not a measure of financial condition or performance determined in accordance with generally accepted accounting principles (“GAAP”), we believe that this measure can be a useful performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors.

Adjusted EPS is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements about expected benefits and costs of implementing the “one brand” strategy. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, whether the Company will realize the expected financial and operational benefits from the “one brand” strategy, the additional costs that may be incurred in implementing this strategy and other factors listed in the Company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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